Exhibit 10.1

MANAGEMENT AGREEMENT

THIS AGREEMENT, made this 16th day of May, 2007, between TRS LEASING, INC., a Virginia corporation (hereinafter referred to as “OWNER”), and HLC Hotels, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter referred to as “AGENT”),

WITNESSETH THAT:

Whereas, Owner and Agent desire to enter into an agreement for the management and operation of 15 Hotels (as hereinafter defined), by Agent, upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, Owner and Agent agree as follows:

ARTICLE I

Engagement of Agent to Operate Hotel

Owner hereby hires and engages Agent as the exclusive operator and manager of 15 Masters Inns hotels (hereinafter the “Hotels”) described on Schedule A attached hereto and incorporated by reference hereto, and Agent agrees to operate and manage the Hotels pursuant to the terms and conditions hereinafter set forth. An individual Hotel may sometimes be referred to as a “Hotel”.

ARTICLE II

Term

The term of the agreement (“Term of Contract”) shall be for a period of two years, commencing on May 16, 2007 and continuing through May 16, 2009, together with any renewal terms as herein provided. This agreement may be renewed for additional terms upon the mutual agreement of both the Owner and the Agent provided this agreement is not otherwise terminated as herein provided.

ARTICLE III

Purpose

The primary purpose for which this agreement is being made is to hire Agent to provide management services in connection with the operation and management of the Hotels and related facilities for the account of Owner and, so far as is economically and legally possible, in accordance with the same procedures, practices, management technique and other rules of operation used by similar hotels and those managed by Agent for the account of others.

ARTICLE IV

Services and Duties of Agent

In connection with the general authority of Agent to operate the Hotels hereinafter set forth, the Agent shall render and perform the following specific services and duties:

(a)

Act as the sole and exclusive manager of the Hotels and perform, direct and control the management and operation of the Hotels in accordance with prevailing industry standards for a hotel of comparable location and facilities;

(b)

Use its best efforts and due diligence in renting all of the rooms and facilities to desirable guests and tenants. Agent may rent rooms and lease stores and concessions in or about the Hotels at rates approved by Owner;

(c)

Execute, and deliver, on behalf of Owner, on terms approved by Owner, concession agreements for stores, office or lobby space, or other rooms or rental space comprising a portion of the Hotels provided that no such lease shall be for a term greater than 30 days without the written consent of Owner;

(d)

Apply for, obtain and maintain in the name of and at the expense of Owner or its designees, all licenses and permits required of Owner or Agent in connection with the management and operation of the Hotels. Owner agrees to cooperate fully with Agent in the procurement and maintenance of such licenses and permits and to provide to Agent such information and ancillary documentation as Agent shall request in connection with procuring and maintaining such licenses or permits. In the event such licenses or permits cannot be obtained or maintained, then this agreement shall terminate at the option of Agent thirty (30) days after written notice to Owner of the exercise of such option to terminate by Agent;

(e)

Supervise and attend to all advertising and promotional matters pertaining to the Hotels as determined by Owner. As part of the annual operating budget submitted to Owner by Agent pursuant to the terms of Article IV (m) hereof, Agent shall submit an annual promotional and advertising budget to Owner;

(f)

Hire, discharge, suspend, discipline and compensate all employees of Agent, necessary in Agent’s sole discretion for the efficient operation of the Hotels (the “Operating Employees”) and direct and supervise their work. Owner shall have neither right nor obligation to supervise, hire or discharge the Operating Employees. The wages, salaries and all additional remuneration to the Operating Employees, whether direct or indirect, and expenses incurred with the hiring and maintenance of the staff of the Operating Employees shall be an operating expense of the Hotels. Agent will do whatever is required by the laws of the state where the Hotels are located to comply with any federal or state withholding tax, Social Security, unemployment, or workers compensation laws existing or enacted in the future for the benefit of or affecting such employees;

(g)

Make, or cause to be made, with Owner’s consent, all ordinary maintenance, repairs and alterations to the Hotels, purchase such building maintenance and janitorial supplies as are necessary and appropriate for the operation of the Hotels, paying all bills therefore on behalf of Owner, and giving Owner the benefit of all discounts, and keep the Hotels and all its furniture, fixtures and equipment in good repair, and arrange for the orderly and appropriate replacements, improvements and changes to such assets as approved by Owner;

(h)

Report immediately to Owner any and all accidents or claims for damage resulting to the Hotels including any damage thereto or destruction thereof and provide Owner with written notice of such event or occurrence within seventy-two (72) hours thereafter. Agent shall cooperate and make any and all reports required by any insurance company in connection therewith;

(i)	Immediately upon receipt, deposit all funds collected from the operation of the Hotel in a special account or accounts with a bank or banks approved by Owner;
(j)

Immediately upon service of legal or other process upon the Agent which process affects or might affect Owner or the Hotels, Agent shall send such process to the attention of the Owner at the address for Owner hereinafter set forth or as Owner otherwise directs in writing;

(k)

Deliver to Owner, no later than the 15th day of each month, a detailed statement of income and expenditures made in connection with the operation of the Hotel for the period ending on the last day of the previous month. Agent shall be responsible for maintaining such records as shall conform to the American Hotel and Motel Associations’ Uniform System of Accounts. Agent shall establish and supervise appropriate accounting and cost control systems operated by qualified personnel. Agent shall cause accounting personnel to prepare and file all necessary reports with respect to withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act and all other statements and reports pertaining to the employment of labor on or about the Hotels. Agent shall also prepare profit and loss statements for the Hotels. All books of account shall at all times be open to the inspection and audit by any of Owner’s officers or authorized representatives. All books, records, bills, receipts, bank books, check books, check vouchers, correspondence, lists, files, index cards and books of account relating to lessees, concessionaires, guest and prospective guests, and employees of the Hotels, and other data and records pertaining to or relating to the management and operation of the Hotels shall be safely kept and preserved by Agent for at least 5 years. Upon the termination of this Agreement, such records shall be the property of Owner;

(l)

Procure and submit to Owner for payment by Owner in advance of the due date thereof, all tax bills and assessments relating to the Hotels and assist Owner in obtaining fair tax assessments for the Hotel, at Owner’s sole expenses;

(m)	Prepare and submit to Owner an annual operating budget as provided herein;
(n)

Arrange for, in the Hotels’ names, all water, electrical, gas, fuel oil, telephone, vermin extermination, trash removal and other necessary services for the operation of the Hotels and purchase, upon credit of the Hotel, all food, beverages, operating supplies and other expendables necessary for use in the proper operation of the Hotels;

(o)	Provide all such services and functions as might reasonably be expected of a professional hotel management company’s central office, including, but not limited to: supervision, operational analysis, personnel recruitment, contract negotiation, administrative and clerical functions, purchasing and all other reasonable and normal management functions at no cost to Owner;

(p)	Agent shall pay the wages or other compensation of its own employees who are engaged in the performance of duties imposed under this Agreement.
(q)	Agent agrees he will not collect or charge any undisclosed fee, rebate or discount, and if any such should be received by Agent, these will be credited to the account of the Owner; and
(r)

The reasonable and necessary costs, fees, compensation, and other expenses of any persons engaged by Owner or Agent to perform duties of a special nature, directly related to the Hotels, including but not limited to, attorneys, auditors and the like, shall be operating expenses of the Hotels.

ARTICLE V

Fees

Owner agrees that for the Term of Contract or any extension thereof, Owner shall pay Agent in legal United States currency in consideration of and as remuneration for management services provided hereunder, the management fees as set forth in Schedule B, attached hereto and incorporated by reference hereto.

Said compensation shall be computed and payable on a monthly basis. Owner shall reimburse Agent for all direct operating costs and expenses incurred in the operation of the Hotels which are included in the Budget (defined below). Such operating expenses may include reasonable employee travel expenses incurred in the management of the Hotels as approved in the Budget (as defined below) but not including travel expenses of the Principals (as defined below). Further, such operating expenses shall not include any of Agent’s compensation, overhead costs or other expenses not directly related to the operation of the Hotels. Such reimbursement shall be made within 5 business days after Owner’s receipt of Agent’s request for such reimbursement and Owner’s approval of the supporting documentation for such reimbursement.

No later than November 1 of each year, Agent shall prepare and submit (following discussions with Owner) to Owner an annual budget for the operation of each Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Revenues (as defined in Schedule B-1) and budgets of operating expenses for the Hotels (the "Budget"). The Budget shall be month-to-month as well as annual and shall be in the form designated and approved by Owner. The Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the hotel standards determined by Owner in Owner’s discretion (the “Hotel Standards”). Additionally, before the commencement of each Fiscal Year, Agent shall submit to Owner monthly budgeted occupancy, average daily rate and RevPAR statistics for each Hotel. The Budget and the monthly budgeted hotel operating statistics shall contain Agent's reasonable good faith estimates of the amounts set forth therein. Agent shall provide Owner, upon request, all details, information and assumptions used in preparing the Budget.

Agent shall review the Budget with Owner, and upon Owner's written approval of the Budget, it shall constitute the approved Budget for the succeeding Fiscal Year and shall be implemented by Agent. If Owner objects to any portion of the Budget within 30 days after receipt of the same, or to any portion of the revisions within 20 days after submission of the revisions by Agent to Owner, the parties hereto will call a special budget meeting to resolve the points of disagreement. In the event that Owner and Agent are unable to agree on the Budget for the Hotels prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented.

A budget meeting between Owner and Agent will be held at least quarterly. At each budget meeting and at any additional meetings during a Fiscal Year reasonably called by

Owner, Agent shall consult with Owner on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotels as requested by Owner. Owner shall have access to the Hotels at all times to inspect the same.

As used herein, the following terms shall have the following meanings: “Fiscal Year” shall mean each 12-month period ending December 31, except the first and last Fiscal Years may not be full calendar years; and RevPAR shall mean Hotel occupancy percentage multiplied by average daily rate.

ARTICLE VI

Relationship of the Parties

All duties performed by Agent under this agreement shall be performed as an independent contractor. Nothing in this agreement shall be construed as creating a partnership, joint venture, lease, sublease or any other relationship between Agent and Owner except that of independently contracting parties or as requiring Agent to bear any portion of losses arising out of or connected with the ownership or operation of the Hotels. Agent’s rights under this Agreement shall be those of an agent only and shall not constitute an interest in real property. Nothing in this Agreement shall be construed to appoint or constitute Agent as an agent of Supertel Limited Partnership (“Supertel”) for any purpose. Owner or Supertel shall have the right to lease, develop and sell excess land or structures not required for operation of the Hotels. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Agent on behalf of Owner in the operation and management of the Hotels. Agent represents to Owner that Agent also manages hotels/motels other than the Hotels.

ARTICLE VII

Insurance

Owner agrees that during the Term of Contract, and any extensions thereto, it will contract for and carry insurance in the minimum amounts deemed necessary by the Owner for the protection of the interests of Owner.

ARTICLE VIII

Interruption of Operations

In the event that a Hotel shall be damaged by fire, wind, or any Act of God to such an extent that Owner decides not to rebuild, this management agreement may be terminated by either party hereto with respect to that Hotel upon thirty (30) days’ written notice after the decision not to rebuild has been made or should have been made in the exercise of reasonable diligence, but in any event not later than sixty (60) days following the occurrence of such damage. No termination fee shall be due on account of a termination under this Article VIII.

In the event that due to war, riot or insurrection, the operation of a Hotel is not feasible according to accepted practices of good hotel operations, Agent will be permitted to close that Hotel for a period of up to and including one hundred twenty (120) days and be freed during this time from operating such Hotel other than such services as are necessary for protection and basic maintenance of the property.

If at the end of the one hundred twenty (120) days the conditions that caused the interruption of operations have not ceased or improved sufficiently to permit the operation of the Hotel in accordance with this agreement, this management agreement may be terminated by either party hereto upon fifteen (15) days written notice.

ARTICLE IX

Termination

It is agreed that, if either Owner or Agent defaults in performing any of his or its obligations under this agreement and fails to correct or remedy such default within ten (10) days after written notice thereof the other party may terminate this agreement, but for the purpose of this paragraph the defaulting party shall be deemed to have terminated this agreement. Agent shall not be entitled to a termination fee in the event this Agreement is terminated due to Agent’s default. Owner’s or Agent’s waiver of any breach or failure to enforce any of the terms and conditions hereof shall not in any way affect, limit or waive Owner’s or Agent’s right, respectively, at any time to enforce strict compliance with such terms or conditions.

The following shall constitute events of default on the part of Agent hereunder: (1) the failure of Agent to diligently and efficiently operate the Hotels in accordance with the provisions of this agreement; (2) the failure of Agent to pay any amount to Owner provided for herein for a period of five days after such sum is payable; (3) the filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by Agent or any entity which owns or controls Agent or if Agent otherwise voluntarily avails of itself of any federal or state laws for the relief of debtors or admits in writing of its inability to pay its debts as they become due; (4) the consent to any involuntary petition in bankruptcy or the failure to vacate within 60 days from the date of entry thereof any order approving an involuntary petition by or against Agent, or the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Agent a bankrupt or insolvent or avoiding a judicial receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of 120 consecutive days; (5) the failure of Agent to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this agreement, and the continuance of any such default for a period of 30 days after written notice of such failure; (6) the operation or condition of any Hotel does not meet the Hotel Standards and such default is not remedied within 30 days after written notice of such failure; or (7) failure by Agent to pay, when due, the accounts payable for the Hotels.

Notwithstanding any provisions of this agreement, either Owner or Agent may terminate this agreement in the following cases:

(a)

In case Owner sells, leases or otherwise disposes of no more than three Hotels during any fiscal year, this agreement shall terminate as to such Hotels upon the closing date with no termination fee due. In case Owner sells, leases or otherwise disposes of more than three Hotels during any fiscal year, this agreement shall terminate upon the closing date of the sale or lease transaction. In the event of sale or disposal in the immediately preceding sentence, Agent shall receive a termination fee equal to 50% of the fee due under Article V of this Agreement during the 12 months prior to the effective date of such termination.

(b)	In case a receiver or trustee has been appointed to either Owner or Agent on behalf of creditors for insolvency or bankruptcy.

Owner may terminate this Agreement upon a change of control of Agent. Said termination will be exercised by delivery of written notice to Agent, such notice to be provided not less than 30 days prior to the effective date of such termination. For purposes hereof, a “change of control of Agent” shall be deemed to have occurred if (i) Roger Hammond and Charles Aimone, (collectively, the “Principals”) are not actively managing the Hotels (directly, or indirectly through Agent), (ii) the Principals (or corporate or other entities directly or indirectly controlled by the Principals) do not in the aggregate own more than 50% of the outstanding equity in voting interests in Agent, or (iii) both of the Principals die or become disabled (disability consisting of illness or injury pursuant to which the person is unable to perform his active management duties for a period of 60 consecutive days). Agent shall not be entitled to a termination fee in such event.

ARTICLE X

Laws and Ordinances

Agent agrees that it will at all times conduct the business of the Hotels in a lawful manner and in full compliance with all governmental laws, ordinances, rules and regulations and that

Agent will, provided that sufficient funds are available, comply with all such governmental laws, ordinances, rules and regulations as may be applicable to the business conducted by Agent on the Hotels pursuant hereto, any payments or obligations in connection therewith being considered as expenses of operation.

ARTICLE XI

Charges

It is agreed that Agent shall not be liable to third parties for any debts, liabilities or obligations of the Hotels by virtue of its management, supervision, control and operation of said property for Owner. Agent shall be liable only to Owner for the faithful performance of Agent’s obligations under this agreement.

ARTICLE XII

Records

All books, cards, registers, receipts, documents and any other papers connected with the operation of the Hotels in the custody of Agent, are and shall remain the property of Owner, and shall at any and all reasonable times during normal working hours be open and freely exhibited to Owner or an officer of duly authorized representative of the Owner, for the purpose of examination and/or audit.

ARTICLE XIII

Entire Agreement

All prior conversations, discussions and agreements between the parties herein are hereby merged into and set forth in writing as part of this agreement, which shall constitute the entire agreement between the parties. In particular, Owner acknowledges that there have been no representations, inducements, promises or agreements made by Agent other than those set forth herein.

The Agent’s authority shall be derived solely from this agreement and the Agent has no authority to act for, or represent the Owner except as herein specified. However, Agent is hereby authorized to hire independent contractors and/or agents, at Owner’s expense to perform any and all acts necessary to carry out the above responsibilities.

ARTICLE XIV

Interruption of Operations

Any provision of this agreement prohibited by law or invalidated by court decree in any locality or state shall remain effective within states and localities where not prohibited by law or invalidated by court decree.

The construction, interpretation and performance of this agreement shall be governed by the laws of the State of Georgia.

ARTICLE XV

Notice

All written notices from either party to the other shall be considered given upon delivery, by United States Mail, return receipt requested, to:

HLC Hotels, Inc.

Attn: J. Roger Hammond

7080 Abercorn Street

Savannah, GA 31406

TRS Leasing, Inc.

309 North 5th Street

Norfolk, NE 68701

Either party may change its notice address in any written notice to the other party.

ARTICLE XVI

Assignment

Agent may not assign this Agreement or any of its rights under this Agreement without Owner’s consent; nor shall this Agreement be transferable by operation of law or otherwise.

ARTICLE XVII

No Political Contributions

Any provision hereof to the contrary notwithstanding, no money or property of the Hotels shall be paid or used or offered, nor shall Owner or Agent directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotels, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

ARTICLE XVIII

Eligible Independent Contractor

(a)

At the effective time of this Agreement, Agent shall qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code"). To that end:

(i)	during the term of this Agreement, Agent shall not permit wagering activities to be conducted at or in connection with the Hotels;
(ii)

during the term of this Agreement, Agent shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Supertel Hospitality Trust, Inc. (“Parent”);

(iii)

during the term of this Agreement, no more than 35% of the total combined voting power of Agent's outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Parent; and

(iv)

At the effective time, Agent shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for a person who is not a "related person" within the meaning of Section 856(d)(9)(F) of the Code with respect to the Parent or Owner ("Unrelated Persons"). In order to meet this requirement, Agent agrees that it (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" with the meaning of such Code Section.

(b)

A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Parent.

(c)	Agent shall not sublet any Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

ARTICLE XIX

Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS HEREOF, the parties hereto have executed this agreement as of the day and year first above written.

AS OWNER:	AS AGENT:

TRS LEASING, INC.	HLC HOTELS, INC.

By: /s/ Donavon A. Heimes	By: /s/ Charles M. Aimone
Title: Vice President / Treasurer	Title: President

SCHEDULE A

Masters Inns Hotels

3027 Washington Road, Augusta, GA

613 Knox Abbott Drive, Cayce, SC

2125 Commerce Drive, Cayce, SC

6100 Rivers Avenue North, Charleston, SC

3092 Presidential Parkway, Doraville, GA

4200 Highway 21 N, Garden City, GA

5367 West Irlo Bronson Memorial Highway, Kissimmee, FL

2945 Entry Point Boulevard, Kissimmee, FL

2682 Windy Hill Road, Marietta, GA

300 Wingo Way, Mt. Pleasant, SC

8222 Jamaican Court, Orlando, FL

6010 CR 579, Seffner, FL

6606 Dr. Martin Luther King Boulevard, Tampa, FL

1435 Montreal Road, Tucker, GA

3600 McFarland Boulevard, Tuscaloosa, AL

SCHEDULE B

Agent’s Compensation

As compensation for the services to be rendered hereunder, Owner shall pay Agent on the first day of each month, during the Term of Contract or any extension thereof, a basic fee equal to 5% of the Gross Revenues as defined or qualified in Schedule B-1.

SCHEDULE B-1

Computation of Revenue

The term “Gross Revenues” as used herein, shall mean all revenue of any and every kind, derived directly or indirectly for the operation of the Hotel, including revenues from the rental of guest units, food and beverage revenues, and rental or other payments from lessees, or concessionaires, (but not the gross receipts of such lessees or concessionaires), less (i) such amounts as may be received and held as security or other special deposits so long as the funds are so held, and (ii) amounts returned to payors as rebates or as having been received by mistake or by reason of overcharges.